
                                                               EXHIBIT 11.1

                     COMPUTATION OF EARNINGS PER SHARE
                 (in thousands, except per share amounts)



                                                           1999       1998    1997
                                                           ----       ----    ----
Basic:
     Average shares outstanding ..................        103,267      N/A     N/A

     Net income (loss) after conversion ..........   ($10,905,261)     N/A     N/A

     Per share amount ............................       ($105.60)     N/A     N/A

Diluted:

     Average shares outstanding ..................        103,267      N/A     N/A

     Net effect of dilutive stock options
     based on the treasury stock method
     using the average market price ..............           --        N/A     N/A

Total ............................................        103,267      N/A     N/A

Net income (loss) after conversion ...............   ($10,905,261)     N/A     N/A

Per share amount .................................       ($105.60)     N/A     N/A

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